Exhibit 23.1

CONSENT

We hereby consent to the reference to us under the captions “Description of the Securities — Canadian Taxes on Debt Securities” and “Validity of the Securities” in the prospectus constituting Part I of the Registration Statement of Hydro-Québec and Québec with which this consent is filed. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

/s/ Miller Thomson LLP
Miller Thomson LLP

Montréal, Québec

April 17, 2026